Exhibit 3

Fund of Funds Investment Agreement

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of May 24, 2024 is between North Haven Private Income Fund LLC a Limited Liability Company organized under the laws of Delaware (the “Acquiring Fund”), and SL Investment Corp., a Corporation incorporated under the laws of Delaware (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of the Acquired Fund

The Acquired Fund agrees to:

(a)           comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)           promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)           adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)           provide, subject to applicable law, the Acquiring Fund and its investment adviser with information reasonably requested by the Acquiring Fund and its investment adviser to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

2.	Representations and Obligations of the Acquiring Fund

The Acquiring Fund agrees to:

(a)           comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)           promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement; and

(c)           adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.

(d)           The Acquiring Fund hereby agrees that it shall “mirror vote” the shares of the Acquired Fund it holds in the same proportion for and against any applicable shareholder proposals as all the other holders of the Acquired Fund’s shares.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

4.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:

c/o Morgan Stanley

Attn: North Haven Private Income Fund LLC

Attn: Orit Mizrachi

1585 Broadway, 39th Floor

New York, NY 10036

orit.mizrachi@morganstanley.com

If to the Acquired Fund:

c/o Morgan Stanley

Attn: SL Investment Corp.

Attn: Orit Mizrachi

1585 Broadway, 39th Floor

New York, NY 10036

orit.mizrachi@morganstanley.com

5.	Termination and Governing Law

(a)           This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party.

(b)           This Agreement will be governed by laws of New York without regard to choice of law principles.

6.	Miscellaneous

(a)           This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)           Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)           No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 4 and signed by a duly authorized representative of each party.

(d)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)           If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

North Haven Private Income Fund LLC

/s/ Orit Mizrachi

Print Name: Orit Mizrachi
Title: Chief Operating Officer

SL Investment Corp.

/s/ Orit Mizrachi

Print Name: Orit Mizrachi
Title: Chief Operating Officer

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